Exhibit 99.1

Vivian Yang to Step Down as Chief Legal Officer of The Trade Desk

LOS ANGELES--(BUSINESS WIRE)--May 18, 2020--Global advertising technology leader, The Trade Desk (NASDAQ:TTD), today announced that Vivian Yang plans to step down as its Chief Legal Officer. Ms. Yang has served as The Trade Desk’s first Chief Legal Officer since 2016. In that time, she has built The Trade Desk’s legal function and led the legal and regulatory aspects of The Trade Desk’s evolution as a public company, including its highly successful Initial Public Offering. Ms. Yang intends to stay until her successor takes the role to ensure a smooth transition.

“Vivian has been a great partner and has exemplified what it means to be a great legal counsel. Not only has Vivian helped steer us through a growing set of legal and regulatory requirements as a new public company, but she has always offered thoughtful counsel on a wide range of business topics beyond the traditional general counsel remit,” said Jeff Green, The Trade Desk Co-Founder and Chief Executive Officer. “And just as important, from a standing start she has built an outstanding global legal team that stands us in great stead for the future. I wish Vivian continued success in all her future endeavors.”

“I’d like to thank Jeff and the Board for a once-in-a-lifetime opportunity to advise the company through significant growth and change,” said Ms. Yang. “While I plan to take a moment and recharge for the first time in my career, I look forward to the next stage of my professional life in the near future. I know The Trade Desk will continue to go from strength to strength and I’ll be cheering the company on at every step.”

About The Trade Desk

The Trade Desk™ is a technology company that empowers buyers of advertising. Through its self-service, cloud-based platform, ad buyers can create, manage, and optimize digital advertising campaigns across ad formats and devices. Integrations with major data, inventory, and publisher partners ensure maximum reach and decisioning capabilities, and enterprise APIs enable custom development on top of the platform. Headquartered in Ventura, CA, The Trade Desk has offices across North America, Europe, and Asia Pacific. To learn more, visit thetradedesk.com or follow us on Facebook, Twitter, LinkedIn, and YouTube.

Contacts

Chris Toth
Vice President, Investor Relations, The Trade Desk
310-334-9183
ir@thetradedesk.com

Ian Colley
Vice President, Communications, The Trade Desk
914-434-3043
ian.colley@thetradedesk.com